As filed with the Securities and Exchange Commission on September 11, 2017

Registration No. 333-218134

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPINE IMMUNE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8969493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Elliott Avenue West, Suite 230 Seattle, WA	98119
(Address of Principal Executive Offices)	(Zip Code)

ALPINE IMMUNE SCIENCES, INC. (now known as AIS Operating Co., Inc.)

AMENDED AND RESTATED 2015 STOCK PLAN,

AS AMENDED

(Full title of the plan)

Mitchell H. Gold, M.D.

Executive Chairman and Chief Executive Officer

201 Elliott Avenue West, Suite 230

Seattle, WA 98119

Tel: (206) 788-4545

(Name, address and telephone number, including area code, of agent for service)

(Copy to:)

Sam Zucker

Sidley Austin LLP

1001 Page Mill Road

Palo Alto, CA 94304

Tel: (650) 565-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	1,192,496(3)	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement registers 1,192,496 shares of Alpine Immune Sciences, Inc.’s common stock, $0.001 par value per share (“Common Stock”), that may be issued pursuant to awards granted under the Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	The registration fee in respect of such shares of Common Stock was previously paid at the time of the original filing of the Registration Statement on Form S-4 relating to such Common Stock.
(3)	Represents shares of Common Stock subject to previously granted options under the Plan that are outstanding as of the date this registration statement is being filed.

EXPLANATORY NOTE

Alpine Immune Sciences, Inc., a Delaware corporation, formerly known as Nivalis Therapeutics, Inc. (the “Registrant,” “we,” “us” or “our”), hereby amends its Registration Statement on Form S-4 (File No. 333-218134), declared effective on June 6, 2017 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement relating to 1,192,496 shares of the Registrant’s common stock issuable upon the exercise of options granted pursuant to the terms of the Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended (the “Plan”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement. The Form S-4, as amended by this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement, is referred to as the “Registration Statement.”

On July 24, 2017, the Registrant completed its business combination with what was then known as Alpine Immune Sciences, Inc. (“Old Alpine”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 18, 2017, by and among the Registrant, Nautilus Merger Sub, Inc. (“Merger Sub”), and Old Alpine (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Old Alpine, with Old Alpine surviving as a wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to the Merger Agreement, each option to purchase shares of Old Alpine common stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the Plan, whether or not vested, was converted into and became an option to purchase shares of Registrant common stock and the Registrant assumed the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Registrant has sent or given or will send or give documents containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the SEC, but such document(s), along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus) and other documents required to be delivered to eligible participants pursuant to Rule 428(b) are available without charge by contacting:

Alpine Immune Sciences, Inc.

Attn: Chief Financial Officer

201 Elliott Avenue West, Suite 230

Seattle, WA 98119

Tel: (206) 788-4545

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed or to be filed by us with the SEC are incorporated by reference in this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 13, 2017;

•	our prospectus filed with the SEC on June 6, 2017 pursuant to Rule 424(b)(3) under the Securities Act, relating to the Registration Statement on Form S-4, as amended (File No. 333-218134), which contains our unaudited financial statements as of and for the three months ended March 31, 2016 and 2017 and our audited financial statements as of and for the years ended December 31, 2016 and 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 2, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on July 21, 2017;

•	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 4, 2017, January 12, 2017, February 13, 2017, February 23, 2017, April 18, 2017, April 28, 2017, May 1, 2017, May 17, 2017, June 2, 2017, July 20, 2017, and July 25, 2017; and

•	the description of our Common Stock contained in Item 1 of Form 8-A filed on June 16, 2015 (File No. 333-204127) with the SEC, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the above provisions in the Registrant’s Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection of a director of the Registrant existing at the time of, or increase the liability of any director of the Registrant with respect to any acts or omissions of such director prior to, such repeal or modification.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may be amended, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Except as otherwise provided in the Registrant’s Amended and Restated Bylaws, the Registrant shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Registrant’s board of directors.

The Registrant’s Amended and Restated Bylaws also provide that the Registrant shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may be amended, any employee or agent of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Registrant’s Amended and Restated Bylaws further provide that the Registrant shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Registrant, and may pay the expenses incurred by any employee or agent of the Registrant, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this the Registrant’s Amended and Restated Bylaws or otherwise. The Registrant’s Amended and Restated Bylaws further provide that the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, the Registrant’s Amended and Restated Bylaws shall continue notwithstanding that the person has ceased to be a director or officer of the Registrant and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person. The Registrant’s Amended and Restated Bylaws further provide that such rights shall not be exclusive of any other rights acquired by directors and officers, including by agreement.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. The Registrant also has and intends to maintain director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1	Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended

4.2	Form of Option Agreement under the Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this registration statement)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 11, 2017.

ALPINE IMMUNE SCIENCES, INC.

By:	/s/ Mitchell H. Gold, M.D.
Name:	Mitchell H. Gold, M.D.
Title:	Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell H. Gold, M.D. and Paul Rickey, and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D.	Chief Executive Officer and Executive Chairman of the Board of Directors (principal executive officer)	September 11, 2017

/s/ Paul Rickey
Paul Rickey	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	September 11, 2017

/s/ Jay Venkatesan, M.D.
Jay Venkatesan, M.D.	President and Director	September 10, 2017

/s/ James Topper, M.D., Ph.D.
James Topper, M.D., Ph.D.	Director	September 11, 2017

/s/ Robert Conway
Robert Conway	Director	September 11, 2017

/s/ Peter Thompson, M.D.
Peter Thompson, M.D.	Director	September 10, 2017

/s/ Paul Sekhri
Paul Sekhri	Director	September 10, 2017

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended

4.2	Form of Option Agreement under the Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this registration statement)